Exhibit 99.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
SSPF/CET PI LLC
[                           ], 2007
THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL, ASSIGN, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.

-i-

-ii-

EXHIBIT A	–	IRR/IRR AMOUNT

EXHIBIT B	–	FAIR MARKET VALUE DETERMINATION

SCHEDULE A	–	PROPERTY PORTFOLIO

SCHEDULE B	–	MANAGEMENT EMPLOYEES

SCHEDULE C	–	REPORTING REQUIREMENTS

SCHEDULE D	–	EXAMPLE OF PIH REDEMPTION PRICE

SCHEDULE E	–	EXAMPLE OF IRR CALCULATION

-iii-

LIMITED LIABILITY COMPANY AGREEMENT
OF
SSPF/CET PI LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of                            , 2007, by and between SSPF/CET OPERATING COMPANY LLC, a Delaware limited liability company, having an office c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 (“Operating Company”), and                                                             , a Delaware limited liability company having an office at                                          (“Management PIH”), pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (“Delaware Act”). Capitalized terms used herein are defined in Section 1.5 below or as elsewhere provided herein.
     WHEREAS, SSPF/CET PI LLC (the “Company”) was formed by the filing of the Certificate (as hereinafter defined) on October 20, 2006.
     WHEREAS, the Members desire to adopt this Agreement in accordance with the Delaware Act.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Operating Company and Management PIH do hereby mutually covenant and agree as follows:
ARTICLE I
ORGANIZATION
SECTION 1.1. Formation and Continuation.
     (a) The Company was formed under and pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware. The rights and liabilities of all Members shall be as provided under the Delaware Act, the Certificate and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction between them. The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.
     (b) In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Company shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:
     (i) any change in the Company name; or

     (ii) any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.
     (c) Each necessary Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or such other states as the Managing Member shall determine in connection with the formation of the Company and the commencement and carrying on of its business. The Managing Member shall be an authorized person of the Company for purposes of any filings under the Delaware Act and shall be authorized to execute and deliver on behalf of the Company any of the foregoing certificates.
     SECTION 1.2. Name and Office. The name of the Company shall be “SSPF/CET PI LLC”. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The principal place of business and office of the Company shall be located at 1750 H Street, NW, Suite 500, Washington D.C. 20006 or at such other place or places as the Managing Member may from time to time designate. The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Managing Member. The registered agent of the Company within the State of Delaware is Corporation Service Company and the registered office of the Company within the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808.
     SECTION 1.3. Purpose. The purpose of the Company is to operate as a REOC and in furtherance thereof to (a) directly or indirectly, acquire all New Investments and develop, redevelop, construct, improve, alter, finance, own, operate, lease, manage, dispose of and otherwise deal with New Investments and Company Assets, (b) engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act, including, without limitation, acquiring and owning the membership interests of the Subsidiary Entities, and (c) take all actions necessary, appropriate, advisable, incidental or convenient to carry out the foregoing.
     SECTION 1.4. Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2056, unless sooner terminated pursuant to the provisions hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Delaware Act.
     SECTION 1.5. Defined Terms. The following terms shall have the following meanings when used herein:
     “Accountant” - As defined in Section 7.4.
     “Additional Capital Contribution” - As defined in Section 2.2(a).

     “Adjusted Capital Account” - With respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the adjustments set forth herein and the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.
     “Affiliate” - Means with respect to any Person, any other Person directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question, or such Person who owns, directly or indirectly, twenty percent (20%) or more of the equity interest of the other Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     “Agreement” - As defined in the Preamble.
     “Bankruptcy Event” - Means, with respect to any Person, the occurrence of any of the following events: (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, or (vii) ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

     “Business Day” - Any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.
     “Capital Account” - The Capital Account maintained for each Member pursuant to Section 3.2 as the same may be credited or debited in accordance with the terms hereof.
     “Capital Contribution” - With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contribution.
     “Capital Transaction” - Means any of the following: (a) a Transfer of all or a portion of any Company Asset other than tangible personal property that is not Transferred in connection with the Transfer of real property or a leasehold interest in real property and is otherwise Transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to the Company Assets or any other Company Asset; (e) any other transaction involving Company Assets, the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature; and (f) any Liquidity Event.
     “Cause” - With respect to any Management Employee, shall have the meaning assigned to such term in such Management Employee’s employment agreement with Operating Company or any of its Affiliates or, if there is no such employment agreement, shall mean such:
     (i) Management Employee’s intentional and continued failure (other than by reason of mental or physical illness) to perform reasonably assigned material duties if such failure has a materially and demonstrably detrimental effect on the business operations of the Company or if the Managing Member reasonably and in good faith concludes that such failure could reasonably be expected to have a materially and demonstrably detrimental effect on the business operations of the Company;
     (ii) Management Employee’s willful misconduct in the performance of its duties;
     (iii) Management Employee’s conviction of, or plea of guilty or nolo contendere to, a felony under the laws of the United States or any state or political subdivision thereof;
     (iv) Management Employee’s breach of any non-competition, non-disclosure or non-solicitation provisions of any agreement with the Company; or
     (v) Management Employee commits any fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty against the Company, in each case of a material nature;

     provided, however, that if the determination of Cause is based on any event set forth in clause (i) or (ii) above, such Management Employee shall have thirty (30) days after receipt of the notice of Cause in which to cure the failure, breach or infraction described in the notice of Cause and shall be afforded an opportunity to present his position or defense to the Managing Member. If the failure, breach or infraction is timely cured by such Management Employee or the Managing Member determines that Cause does not exist, the Notice of Cause shall become null and void. For purposes of this definition, the Company shall mean the Company and its Affiliates.
     “Certificate” - The Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same may be amended and restated.
     “Check The Box Regulations” - Means regulations (in temporary or in final form) or other equivalent authority issued by the Internal Revenue Service and all state and local jurisdictions in which the income, assets or operations of the Company are, or may be, subject to income or similar tax, permitting the Company to make an election to be treated as a partnership for U.S. federal, state and, if applicable, local income tax purposes.
     “Code” - The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.
     “Company” - As defined in the Recitals.
     “Company Assets” - The assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company and all direct or indirect interests in real property, including all improvements, fixtures, personal property, appurtenances, rights and interests in connection therewith, including, without limitation, all contract rights and the Company’s goodwill.
     “Company Counsel” - As defined in Section 6.8.
     “Company Interest” - As to any Member, all of the interest of that Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the profits and losses and cash flow of the Company, and (ii) right to participate in the management of the business and affairs of the Company in accordance with the terms hereof.
     “Company Loans” - As defined in Section 6.12.
     “Company Minimum Gain” - Means “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).
     “Control” - Direct or indirect ownership of not less than fifty percent (50%) of all the voting stock of a corporation or direct or indirect ownership of not less than fifty percent (50%) of the legal and equitable interest in a partnership, limited liability company or other entity, and the ability to direct management, operations or policy decisions of such corporation, partnership, limited liability company or other entity.

     “Covered Persons”- As defined in Section 6.5(a).
     “Delaware Act” - As defined in the Preamble.
     “Depreciation” - For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Managing Member.
     “Disability” - With respect to any Management Employee, shall have the meaning assigned to such term in such Management Employee’s employment agreement with Operating Company or any of its Affiliates or, if there is no such employment agreement, shall have the meaning assigned to such term or similar term under a disability insurance policy maintained by the Company covering such Management Employee or, if there is no such policy, shall mean such Management Employee’s inability, by reason of a mental or physical illness or impairment, to substantially perform his duties hereunder for a period of one hundred twenty (120) consecutive days and the return of such Management Employee to his duties for periods of fifteen (15) days or less shall not interrupt such one hundred twenty (120)-day period. For purposes of this definition, the Company shall mean the Company and its Affiliates.
     “Effective Date” - Means the Closing Date (as defined in the Agreement and Plan of Merger, dated as of November ___, 2006, among SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., Columbia Equity, L.P. and Columbia Equity Trust, Inc.
     “ERISA” - Means the Employee Retirement Income Security Act of 1974, as amended.
     “Fair Market Value” - As defined in Exhibit B.
     “Financing Document” - Any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture or other instrument or agreement relating to indebtedness of the Company or any Subsidiary Entity for borrowed money.
     “Fiscal Year” - Except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Company shall have commenced on the date of commencement of the Company and end on the next succeeding December 31, and the last Fiscal Year of the Company shall end on the date on which the Company shall terminate and commence on the January 1 immediately preceding such date of termination.
     “GAAP” - As defined in Section 7.2(a).
     “Good Reason” - With respect to any Management Employee, shall have the meaning assigned to such term in such Management Employee’s employment agreement with Operating

Company or any of its Affiliates or, if there is no such employment agreement, shall mean the occurrence of any of the following:
     (i) a demotion of such Management Employee or a material diminution in such Management Employee’s duties, functions and responsibilities with respect to the Company;
     (ii) the Company’s causing such Management Employee to relocate his employment more than fifty (50) miles from the location of such Management Employee’s principal office on the Effective Date;
     (iii) a substantial reduction of such Management Employee’s base salary, as such may be increased from time to time after the Effective Date; or
     (iv) the occurrence of a Special Event;
     provided, however, that the Company shall have thirty (30) days after its receipt of notice of Good Reason in which to cure or remedy the grounds identified as Good Reason in the notice of Good Reason. If the grounds for Good Reason are timely cured or remedied by the Company, such Management Employee’s notice of Good Reason shall become null and void. For purposes of this definition, the Company shall mean the Company and its Affiliates.
     “Gross Asset Value” - With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Managing Member (as evidenced by this Agreement or an amendment hereto);
     (b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Managing Member, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration (other than an Additional Capital Contribution that is contemplated on the Effective Date); (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company (including the payment of the PIH Redemption Price to Management PIH); (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) the grant by the Company of an interest in the Company as consideration for the provision of services to or for the benefit of the Company to an existing Member acting in a Member capacity, or to a new Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

     (c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;
     (d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
     (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Initial Capital Contribution” - Means, with respect to Operating Company, the Capital Contribution made by it (or on its behalf) set forth in the Company’s records, and with respect to Management PIH, the Capital Contribution set forth in Section 2.1(b).
     “Initial Valuation Date” - As defined in Section 6.4.
     “IRR” - As defined in Exhibit A.
     “IRR Amount” - As defined in Exhibit A.
     “Key Documents” - Means all Financing Documents, partnership agreements, limited liability company agreements or other joint venture agreements to which the Company or any Subsidiary Entity is a party or by which the Company or any Subsidiary Entity is bound, and any material reciprocal easement agreement to which the Company is a party or by which the Company is bound.
     “Liquidating Trustee” - As defined in Section 10.3(a).
     “Liquidity Event” - Means (i) the liquidation, dissolution or winding up of the Company, (ii) the sale or other disposition of all or substantially all of the Company Assets in a single transaction or series of related transactions pursuant to which the Company fails to reinvest (or commit to reinvest) within one-hundred and eighty (180) days of such transaction or series of related transactions more than fifty (50%) percent of the net cash proceeds of such transaction or series of related transactions, (iii) a merger, statutory share exchange, recapitalization, reclassification, consolidation or other similar transaction involving the Company, or (iv) the sale or transfer of a majority of the outstanding Company Interests, to one Person or a group of Persons, in each case in clauses (iii) and (iv) above under circumstances in which the holders of the outstanding voting Company Interests, immediately prior to such transaction, own less than a majority of the combined voting power of the outstanding voting securities of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction or series of related transactions.
     “Management Employees” - Means those Persons listed on Schedule B attached hereto and such other Persons designated by Management PIH from time to time, subject to the approval of the Managing Member, not to be unreasonably withheld, conditioned or delayed.
     “Management Interests” - Means the right to participate directly in the equity of Management PIH.
     “Management PIH” — As defined in the Preamble.
     “Managing Member” - Means Operating Company.
     “Member” - Means, at any time, any person or entity admitted and remaining as a member of the Company pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Company are Operating Company and Management PIH.
     “Member Nonrecourse Debt” - Means “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” - Means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).
     “Member Nonrecourse Deductions” - Means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2). For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).
     “Monthly Reporting Period” - Means, the [26th] day of the previous calendar month through the [25th] day of the current calendar month.
     “MRI” - As defined in Section 7.3(c).
     “Net Cash Flow” - Means, with respect to the Company, with respect to any period, the sum of all money available to the Company at the end of that period for distribution to its Members after (1) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to operating and maintenance expenses, general and administrative expenses, insurance costs, taxes, assessments and other impositions and other expenses paid or required to be paid); (2) satisfaction of the Company’s liabilities as they come due; and (3) establishment of (and contributions to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by Operating Company; provided, however, that Net Cash Flow shall not include Net Proceeds of a Capital Transaction, Capital Contributions, loans or tenant security deposits or earnest money deposits or any interest thereon so long as the Company has a contingent obligation to return the same.
     “Net Proceeds of a Capital Transaction” - Means the net cash proceeds (other than insurance proceeds for lost rental incomes) from a Capital Transaction less any portion thereof used to (i) establish (and contribute to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by Operating Company, (ii) repay any debts or other obligations of the Company in connection with such Capital Transaction (iii) restore any Company Assets following a casualty or condemnation, (iv) pay costs reasonably and actually incurred in connection with the Capital Transaction, or (v) pay creditors in the event of a liquidation. “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction.
     “New Investments” – Means the development property located at 1701-1707 Duke Street, Alexandria, Virginia, Stafford Commerce Park Buildings presently under option and all income properties and/or development properties acquired by the Company or any subsidiaries thereof after the Effective Date, including those properties acquired in accordance with the terms of that certain letter agreement dated as of November ___, 2006 between Columbia Equity Trust, Inc. and Operating Company.
     “Nonrecourse Deductions” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
     “Nonrecourse Liability” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
     “Notices” - As defined in Section 11.2.
     “Operating Company” - As defined in the Preamble.
     “Operating Company LLC Agreement” - Means the Limited Liability Company Agreement of Operating Company (as it may be amended, supplemented or modified from time to time).
     “Operating Company Common Members” - Means the Common Members of Operating Company as set forth in the Operating Company LLC Agreement.
     “Operating Company Preferred Units” - Means the 6% Preferred Units of Operating Company as set forth in the Operating Company LLC Agreement.

     “Payment Trigger Date” - As defined in Section 4.3(a).
     “Percentage Interest” - As to any Member, the Percentage Interest of such Member specified in Section 3.1.
     “Person” - Means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
     “PIH Redemption Price” - As defined in Section 4.3(c).
     “Plan Asset Regulations” - As defined in Section 6.4.
     “Profits” and “Losses” - For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;
     (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;
     (f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be

taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
     (g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.
     “Property Portfolio” - Means all of the properties listed on Schedule A hereto.
     “Qualified Organization” - Has the meaning set forth in Section 514(c)(9)(C) of the Code.
     “Redemption Payment Date” - As defined in Section 4.3(c).
     “Regulations” or “Treasury Regulations” - The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).
     “Regulatory Allocations” - As defined in Section 5.3(i).
     “Related Party” - As defined in Section 6.9.
     “REOC” - As defined in Section 6.4.
     “Safe Harbor Election” - As defined in Section 7.3(g).
     “Safe Harbor Interests” - As defined in Section 7.3(g).
     “Special Event” — Means the occurrence of any one or more of the following events: (a) the net asset value of SSPF shall fall below $1.25 billion; (b) SSPF changes its investment focus from a value-added strategy to a lower risk strategy; or (c) SSPF shall fail to make (or cause to be made) within two years from the Effective Date at least $80 million of additional capital contributions to the Operating Company which are used to make equity investments in New Investments through the Company.
     “SSPF” - Means Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A., a trust governed by the laws of New York.
     “SSPF Entity” - Means any Person Controlled by SSPF.
     “Subsidiary Entity” - Means each Person in which the Company has a direct or indirect equity interest.
     “Tax Liability Distribution” - As defined in Section 4.4(a).

     “Tax Matters Member” - As defined in Section 7.5.
     “Tax Payments” - As defined in Section 4.5.
     “Transaction Documents” - As defined in Section 11.16(a)(ii).
     “Transfer” - As defined in Section 8.1.
     “UBTI” - Means “unrelated business taxable income” within the meaning of Sections 511-514 of the Code.
     “Valuation Date” - Means the earlier of (a) the date of the consummation of a Liquidity Event or (b) the date selected by Management PIH, upon at least 60 days advance written notice to the Company, on which the Fair Market Value of the Company will be determined for purposes of payment of (i) any distributions to Management PIH pursuant to Section 4.2 hereof or (ii) the PIH Redemption Price to Management PIH pursuant to Section 4.3 hereof; provided that the Valuation Date selected by Management PIH under clause (b) above shall be no earlier than September 30, 2010 and no later than 48 months from the Effective Date.
     “Withdrawal Event” - As defined in Section 8.4.
     “Withdrawn Member” - As defined in Section 8.4.
ARTICLE II
MEMBERS; CAPITAL
     SECTION 2.1. Initial Capital Contributions.
     (a) Operating Company has contributed the amount of cash set forth on the Company’s records as its Initial Capital Contribution.
     (b) Management PIH has contributed $100.00 as its Capital Contribution.
     (c) No Member shall have the right to withdraw any capital from the Company or be repaid its Capital Contribution except as provided in this Agreement.
     (d) The Company shall maintain a record of: (i) the Company Interest held by each Member; and (ii) the respective Percentage Interest of each Member. The Managing Member shall update such records from time to time to reflect changes in such information.
     SECTION 2.2. Operating Capital; Additional Capital Contributions.
     (a) Operating Company shall make additional Capital Contributions to the Company (each, an “Additional Capital Contribution”) as necessary to meet the Company’s obligations in such amounts and at such times as the Managing Member shall specify in Notices delivered from time to time to such Member. All such Capital Contributions shall be paid to the Company in immediately available funds in United

States dollars by 11:00 A.M. (New York City time) on the tenth (10th) Business Day following the date on which such contribution was approved by the Managing Member. Capital Contributions may be used for any purpose incident to the business of the Company as determined by the Managing Member in its sole discretion. In addition, if the Company has insufficient funds to pay the PIH Redemption Price, Operating Company shall provide liquidity to the Company (either through a loan, capital contribution or such other method as Operating Company deems appropriate) in an amount necessary to pay the PIH Redemption Price to Management PIH; provided, however, that any loans shall only be made to the extent such loans and the Company Loans do not exceed 65% of the total project costs for the New Investments. Additional Capital Contributions shall be credited to the Capital Account of the Member making such Additional Capital Contributions.
     (b) Other than the Capital Contributions made by Operating Company pursuant to Sections 2.1 and 2.2, the Members shall not be required to make any Capital Contributions to the Company. Other than Capital Contributions made pursuant to Section 2.1(b) above, Management PIH shall have no right or obligation to make any Capital Contributions to the Company.
     SECTION 2.3. No Third Party Beneficiaries. The right of the Managing Member to require an Additional Capital Contribution shall not confer upon any creditor or other third party having dealings with the Company any right, claim or other benefit, including the right to require any such Additional Capital Contribution.
     SECTION 2.4. Interest. Interest, if any, earned on funds contributed or held by the Company shall inure to the benefit of the Company. The Members shall not be entitled to receive interest or any other payments from the Company with respect to their Capital Contributions or Capital Accounts, except as otherwise provided for herein.
ARTICLE III
COMPANY INTERESTS
     SECTION 3.1. Percentage Interests. The Percentage Interest of Operating Company in the Company shall be 100% and the Percentage Interest of Management PIH in the Company shall be 0%.
     SECTION 3.2. Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company Asset distributed to such Member).
     (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).
     (c) In the event any Company Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest. In the case of Transfer of a Company Interest at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
     (d) In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.
     (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.
     SECTION 3.3. Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.
ARTICLE IV
DISTRIBUTIONS
     SECTION 4.1. General. Net Cash Flow and/or Net Proceeds of a Capital Transaction shall be distributed to the Members as set forth in Section 4.2 below.
     SECTION 4.2. Net Cash Flow and Net Proceeds of a Capital Transaction. Subject to Sections 4.3, 4.4, 4.5, 4.6 and 10.2 hereof, Net Cash Flow and/or Net Proceeds of a Capital Transaction for any Fiscal Year shall be distributed by the Company to the Members as and when determined by the Managing Member in conformance with the terms and conditions of this Agreement in the following manner and priority:

     (a) First, 100% to Operating Company until Operating Company has received aggregate distributions under this Section 4.2(a) equal to its aggregate Capital Contributions;
     (b) Second, to Operating Company, until Operating Company has received aggregate distributions under Section 4.2(a) and this Section 4.2(b) representing an IRR Amount to Operating Company of 9%;
     (c) Third, 75% to Operating Company and 25% to Management PIH until Operating Company has received aggregate distributions under Section 4.2(a), Section 4.2(b) and this Section 4.2(c) representing an IRR Amount to Operating Company of 12%; then
     (d) Fourth, 65% to Operating Company and 35% to Management PIH.
     SECTION 4.3. Management PIH Interests.
     (a) Notwithstanding any provision of this Agreement to the contrary, amounts that would otherwise be distributable to Management PIH pursuant to Section 4.2 shall be held in reserve by the Company (and in any event shall not be distributed to Management PIH) until the earlier of (A) the fourth anniversary of the Effective Date, (B) the consummation of a Liquidity Event or (C) at Management PIH’s option, provided that the holders of a majority of the Management Common Units (as defined in the Operating Company LLC Agreement) have elected to exercise their redemption rights set forth in Section 2.6 of the Operating Company LLC Agreement, the occurrence of a Special Event (the earlier of such date, the “Payment Trigger Date”). The amount of any such reserve shall be adjusted from time to time by the Board of Managers in its reasonable judgment based on the estimated cumulative amount (if any) that would then be distributable to Management PIH pursuant to Section 4.2.
     (b) Upon the occurrence of the Payment Trigger Date, the Fair Market Value of the Company Assets shall be determined as of the Valuation Date in accordance with Exhibit B hereto, and such determination shall be final and binding upon the Operating Company and Management PIH; provided, that upon the consummation of a Liquidity Event, the Fair Market Value of (i) the Company Assets subject to such Liquidity Event shall be the Net Proceeds of a Capital Transaction with respect thereto and (ii) the Company Assets that are not subject to such Liquidity Event shall be determined as of the date of the consummation of such Liquidity Event in accordance with Exhibit B hereto. The reasonable costs, fees and expenses of the determination of Fair Market Value shall be borne by the Company.
     (c) Subject to Section 4.3(g), within thirty (30) calendar days of the determination of Fair Market Value but in no event later than December 31, 2010 (the “Redemption Payment Date”) provided that Management PIH has selected a Valuation Date not later than September 30, 2010, the Company shall redeem all of the Company Interests held by Management PIH at a redemption price (the “PIH Redemption Price”) payable in cash equal to the greater of (i) the sum of (A) 25% of the aggregate IRR earned in excess of 9% but less than 12% by Operating Company on its Capital Contributions, plus (B) 35% of the IRR earned in excess of 12% by Operating Company on its Capital Contributions, or (ii) zero dollars ($0). Solely for the purposes of the calculations in this Section 4.3(c), (x) all Net Cash Flow and Net Proceeds of a Capital Transaction (without regard to amounts actually distributed to Operating Company under Section 4.2) shall be treated as having been distributed by the Company to Operating Company at the end of the month in which such Net Cash Flow and Net Proceeds of a Capital Transaction were received by the Company, and (y) the Fair Market Value of the Company Assets remaining on the Valuation Date shall be determined in accordance with Exhibit B hereto. An example of this calculation is attached hereto as part of Schedule D. On the Redemption Payment Date, unless the Company shall default in the payment of the PIH Redemption Price, all rights to distributions on the Company Interests held by Management PIH shall cease to accrue and all rights of Management PIH as a Member, except the right to receive the PIH Redemption Price, shall cease and terminate. In addition, on the Redemption Payment Date, Management PIH shall be entitled to payment by the Company of its Initial Capital Contribution.
     (d) Upon receipt of the PIH Redemption Price, Management PIH agrees that it shall promptly distribute, or cause the Company to distribute, the PIH Redemption Price to the Management Employees in proportion to their respective vested Management Interests, provided, that such Management Employee is employed by the Operating Company or its Affiliates on the Redemption Payment Date.
     (e) Management PIH hereby covenants and agrees that it shall grant Membership Interests to Management Employees on the Effective Date in accordance with the terms hereof. Further, subject to Section 4.3(f), Management PIH hereby covenants and agrees that it shall cause the initial Management Interests granted on the Effective Date to vest as follows: for Oliver T. Carr III and John A. Schissel, 75% on the third anniversary of the Effective Date, with the remaining 25% on the fourth anniversary of the Effective Date (or, if earlier, December 31, 2010); for each of the other Management Employees, 40% on the second anniversary of the Effective Date, an additional 35% on the third anniversary of the Effective Date, with the remaining 25% on the fourth anniversary of the Effective Date (or, if earlier, December 31, 2010). Management PIH hereby covenants and agrees that it shall allocate the Management Interests to each of the Management Employees upon such terms and conditions as determined by Management PIH, with such allocation, terms and conditions (including vesting for those Management Interests granted after the Effective Date) subject to the approval of the Managing Member, not to be unreasonably withheld, conditioned or delayed; provided, however, 15% and 12% may be expressly allocated by Management PIH to Oliver T. Carr III and to John A. Schissel, respectively, without approval of the Managing Member; provided, further, however, that if the allocations to Oliver Carr III and to John Schissel exceed 25% and 20%, respectively, as a result of forfeitures or otherwise, such excess shall be reallocated by Management PIH (in accordance with the above terms) within one hundred-eighty (180) days to other Management Employees, provided, that if such reallocation by Management PIH has not occurred at the expiration of such 180-day period, the Managing Member shall have the right to cause Management PIH to, and Management PIH covenants and agrees to, allocate such excess to other Management Employees in its sole discretion. Upon any termination of employment of a Management Employee, Section 4.3(f) shall govern the treatment of any vested and unvested Management Interests.
     (f) Notwithstanding any other provision of this Agreement or the Management Interests to the contrary, Management PIH hereby covenants and agrees that:
     (i) if the employment of any Management Employee with Operating Company or its Affiliates shall be terminated due to death or Disability, a pro rata portion (determined by dividing (A) the number of whole or partial months during which such Management Employee was employed by the [Operating Company], by (B) 48 months of his/her unvested Management Interests shall be immediately vested upon such date of death or Disability, and the Management Employee (or his/her estate) shall be entitled to retain (subject to the terms hereof) those Management Interests held by it that vested prior to the date or as a result of death or Disability;
     (ii) if the employment of any Management Employee with Operating Company or its Affiliates shall be terminated for Cause, then all of such Management Employee’s vested and unvested Management Interests shall terminate and be forfeited immediately upon such termination, and such Management Employee shall not be entitled to receive any payment whatsoever in connection with such forfeited Management Interests;
     (iii) if the employment of any Management Employee with Operating Company or its Affiliates shall be terminated without Cause or such Management Employee resigns for Good Reason, all of his Management Interests (whether or not vested) shall be immediately vested and such Management Employee shall be entitled to retain (subject to the terms hereof) all such Management Interests;
     (iv) all outstanding Management Interests (whether or not vested) shall be immediately vested upon the occurrence of a Liquidity Event or a Special Event;
     (v) any Management Interests forfeited pursuant to this Section 4.3(f) or the first sentence of Section 4.3(e) shall be either (i) immediately reallocated to one or more other Management Employees (who may but need not be holders of Management Interests before such forfeiture and reallocation) or (ii) cancelled and the relative percentage interests of Management Employees in Management PIH adjusted accordingly;
     (vi) Management Interests shall not be transferable, other than by will or the laws of descent or distribution; and
     (vii) no payment whatsoever shall be made by the Company or Management PIH, directly or indirectly, to any Management Employee in connection with any Management Interests (other than tax liability distributions pursuant to Section 4.4) until the Redemption Payment Date.
     (g) Notwithstanding any other provision of this Agreement to the contrary, the PIH Redemption Price shall be reduced by an amount necessary to result in an 8% IRR Amount, but not by more than 25%, if Operating Company has not achieved an 8% IRR Amount (not taking into account for this purpose any amounts contributed by Operating Company to the Company) as of the Valuation Date on its Property Portfolio, assuming for such purposes that (i) the then remaining Property Portfolio was liquidated for Fair Market Value on the Payment Trigger Date, (ii) any then outstanding Operating Company Preferred Units were redeemed in full with the first net proceeds thereof and (iii) the remaining net proceeds thereof were distributed to Operating Company Common Members thereof in accordance with Section 4.2 of the Operating Company LLC Agreement.
     SECTION 4.4. Tax Liability Distributions.
     (a) The Company shall distribute out of available cash, to each Member an amount equal the excess of (i) such Member’s federal, state and local income tax liabilities (including such liabilities of the beneficial owners of such Member) arising from the allocation of Profits to such Member pursuant to Sections 5.1, 5.2 and 5.3, over (ii) distributions made to such Member pursuant to Sections 4.2 or 4.3. Such distributions shall be made within ninety (90) days after the end of such Fiscal Year (or earlier to the extent necessary to pay estimated taxes for such current year). The amount distributable under this Section 4.4(a) shall be determined taking into account any allocation of taxable losses from the Company for prior periods and shall be calculated using the maximum federal, state and local income tax rate applicable to a resident of Washington, D.C. on ordinary income, net short-term capital gain or net long-term capital gain, as applicable.
     (b) The amounts distributed to the Members under this Section 4.4 shall be treated as an advance of any distributions to which such Members would otherwise be entitled under this Agreement and the amounts otherwise distributable or payable to such Members pursuant to any other provision of this Agreement (including, without limitation, Section 4.3(c)) shall be reduced by the amount distributed pursuant to this Section 4.4.
     SECTION 4.5. Tax Payments. To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments (“Tax Payments”), the Company shall withhold such amounts and make such Tax Payments as so required. Each Tax Payment made on behalf of or with respect to a Member shall be deemed a distribution under Section 4.2 in such amount to such Member, and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made.

     SECTION 4.6. Limitation on Distributions. Notwithstanding anything to the contrary contained herein, without the prior consent of the Members, no distribution of Net Cash Flow or Net Proceeds of a Capital Transaction shall be made hereunder if such distribution would cause the Company to default under any Key Document or violate Section 18-607 of the Delaware Act or other applicable law.
ARTICLE V
ALLOCATION OF PROFITS AND LOSSES
     SECTION 5.1. Profits. After giving effect to the special allocations set forth in Section 5.3 hereof, Profits for any Fiscal Year shall be allocated as follows:
     (a) First, to the Members, in accordance with their Percentage Interests, until the aggregate amount of Profits allocated to them under this Section 5.1(a) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Losses allocated to them pursuant to Section 5.2(d) for all prior Fiscal Years;
     (b) Second, to the Members, until the aggregate amount of Profits allocated to them under this Section 5.1(b) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Losses allocated to them pursuant to Section 5.2(c) for all prior Fiscal Years, in proportion to their shares of such Losses being offset;
     (c) Third, seventy-five percent (75%) to Operating Company and twenty five percent (25%) to Management PIH until the aggregate amount of Profits allocated to Operating Company under this Section 5.1(c) equals an IRR Amount (excluding return of capital and whether or not paid) of 12% plus the amount of Losses allocated to such Member under Section 5.2(b); and
     (d) Fourth, the balance, if any, sixty-five percent (65%) to Operating Company and thirty-five percent (35%) to Management PIH.
     SECTION 5.2. Losses. After giving effect to the special allocations set forth in Section 5.3 hereof, Losses for any Fiscal Year shall be allocated as follows:
     (a) First, to the Members until the aggregate amount of Losses allocated to them under this Section 5.2(a) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Profits allocated to them for all prior Fiscal Years pursuant to Section 5.1(d), in proportion to their shares of the Profits being offset;
     (b) Second, to the Members until the aggregate amount of Losses allocated to them under this Section 5.2(b) for the Fiscal Year and all prior Fiscal Years equals the aggregate amount of Profits allocated to them for all prior Fiscal Years pursuant to Section 5.1(c), in proportion to their shares of the Profits being offset;
     (c) Third, to the Members, in proportion to their relative positive Capital Account balances, until the positive Capital Account balance of each Member has been reduced to zero; and

     (d) Fourth, the balance, if any, to the Members in accordance with their Percentage Interests.
     SECTION 5.3. Special Allocations.
     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.
     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement.
     (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
     (f) Limitation on Allocation of Losses. In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Member, provided, however, that (i) appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder and (ii) in the event that the limitation set forth in this Section 5.3(f) would result in a violation of the “fractions rule” pursuant to Treasury Regulation Section 1.514(c)-2(e), Operating Company shall enter into a deficit restoration agreement or be permitted to take such other remedial action as necessary to prevent such a violation.
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (h) Special Allocations. Notwithstanding any other provision of this Agreement, allocations under this Agreement (including allocations pursuant to Section 5.3(i)) and the provisions of this Article V shall be made only to the extent that, and shall be adjusted to the extent necessary to ensure that, the Company’s allocations satisfy the requirements of Code Section 514(c)(9)(E), the Treasury Regulations promulgated thereunder and any administrative guidelines or pronouncements thereunder, including so that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II), treating the Operating Company for this purpose as a “qualified organization” described in Treasury Regulations Section 1.514(c)-2.
     (i) Curative Allocations. The allocations contained in Sections 5.3(a) through 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(i). Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations and Section 5.3(h)), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.
     (j) Allocation to Reflect 9% Priority Return. For each Fiscal Year of the Company, before any allocations of Profits and Losses shall be made to the Members pursuant to Section 5.1 or Section 5.2, items of gross income and gain of the Company, as adjusted for purposes of this Section 5.3(j) in the manner described in subsections (a) through (e) of the definition of Profits and Losses, shall be allocated to Operating Company in an amount equal to the excess, if any, of (i) the cumulative amount of distributions received by Operating Company pursuant to Sections 4.1(a) and 4.1(b) (other than distributions that represent a return of capital), over (ii) the cumulative amount of gross income or gain allocated to Operating Company pursuant to this Section 5.3(j) for the current Fiscal Year and all prior Fiscal Years.
     SECTION 5.4. Other Allocation Rules.
     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.
     (d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the interest of the Members in Company Profits equals one hundred percent (100%), in proportion to their Percentage Interests.
     (e) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Members shall treat distributions of Net Proceeds of a Capital Transaction as not allocable to an increase in Company Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Adjusted Capital Account of any Member.
     SECTION 5.5. Tax Allocations: Code Section 704(c).
     (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.
     (b) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
     (c) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
ARTICLE VI
MEMBERS; MANAGEMENT AND CONDUCT OF THE COMPANY
     SECTION 6.1. Members; Classes of Members; Voting.
     (a) The Company shall consist of the Members executing this Agreement and any substitute or additional Members admitted to the Company in accordance with the terms hereof.
     (b) The Company shall have two initial Members: Operating Company and Management PIH. The Company Interests held by Management PIH shall be non-voting except as required by law or as expressly provided in this Agreement. Operating Company shall be entitled to vote its Company Interests based upon its Percentage Interest.
     (c) Except as otherwise provided herein, the Members agree that no appraisal rights shall be available with respect to the Company Interests in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any transfer to or domestication in any jurisdiction by the Company or the sale of all or substantially all of the Company Assets.
     SECTION 6.2. Rights and Powers of the Managing Member. The business and affairs of the Company shall be managed by the Managing Member which shall direct, manage and control the business of the Company and have all of the rights and powers possessed by managers under the Delaware Act. Except where the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act, the Managing Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, except as otherwise provided by this Agreement. No Member (other than the Managing Member) shall have any right, power or authority to act (as agent or otherwise) for, or to bind the Company in any manner.
     SECTION 6.3. Officers. The Managing Member may delegate the management of the Company’s day-to-day business affairs to a Chief Executive Officer and other officers of the Company designated by the Managing Member and, unless otherwise decided by the Managing Member, all actions of the Company may be taken by the appropriate duly authorized officers. Subject to the terms of any employment agreement, the Managing Member may remove any officers of the Company with or without cause.
     SECTION 6.4. Reliance. The Managing Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any officers, employees, or committees of the Company, or by any other Person as to matters the Managing Member reasonably believes is within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     SECTION 6.5. Indemnification of the Managing Member, Members and Officers; Exculpation.
     (a) General. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was the Managing Member, member or officer of the Company, or is or was serving at the request of the Company as a director, manager, officer or employee of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (collectively, the “Covered Persons”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith with no willful misconduct or gross negligence and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) Indemnification in Certain Cases. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clause (a) of this Section 6.5, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     (c) Advances for Expenses. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in this Section 6.5.
     (d) Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Section 6.5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     (e) Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person, employee or agent, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section 6.5.
     (f) Exculpation. No Covered Person shall be liable, in damages or otherwise, to the Company or its Members for any act or omission performed or omitted by such Covered Person pursuant to authority granted by this Agreement except to the extent such Covered Person fails to meet the standard for indemnification set forth in Section 6.5(a).
     (g) Definition of Company. For the purposes of this Section 6.5, references to “the Company” include all constituent entities absorbed in a consolidation or merger as well as the resulting or surviving entity so that any Person who is or was a manager, member, director or officer of such a constituent entity or is or was serving at the request of such constituent entity as a manager, member, director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 6.5 with respect to the resulting or surviving entity as he would if he had served the resulting or surviving entity in the same capacity.
     (h) Survival of Rights. The indemnification and advancement of expenses and exculpation provided by, or granted pursuant to, this Section 6.5 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall continue as to a Person who has ceased to be an officer, manager or Member and shall inure to the benefit of the heirs, executors and administrators of such Person.
     SECTION 6.6. Organizational and Fictitious Name Filings. The Managing Member is hereby authorized, on behalf of the Company, to execute and file or cause to be executed and filed all such instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be determined by the Managing Member to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business.
     SECTION 6.7. Other Activities; Conflict of Interest; Waiver.
     (a) Each Member recognizes that the other Members have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member is entitled to carry on such other business interests, activities and investments. No Member shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs.
     (b) Except as otherwise expressly provided in this Agreement or any other agreement between the Members or any Affiliates thereof, any Member or Affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Member or Affiliate thereof, or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Member or its Affiliate shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Company. Except as otherwise provided in any other agreement between the Members or any Affiliates thereof, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.
     SECTION 6.8. Company’s Counsel. To the extent that the Managing Member deems necessary, the Company shall retain one (1) or more law firms acceptable to the Managing Member to be the Company’s legal counsel (the “Company Counsel”). The fees and expenses of the Company Counsel shall be a Company expense. Nothing herein shall restrict the Company Counsel from acting as counsel to any Member or any Affiliate of such Member, and the Members agree that Company Counsel may represent such Member or any Affiliate of such Member in any dispute involving any other Member or the Company. In the event the Managing Member shall desire to terminate the employment of the Company Counsel and to substitute other counsel therefor, such substitute counsel shall be subject to the approval of the Managing Member.
     SECTION 6.9. Transactions with Related Parties.
     No agreement or transaction between the Company on the one hand and any Member or any Affiliate of any Member (each, a “Related Party”) on the other hand shall be void or voidable solely by reason of such relationship. The execution of any such agreement or the entering into or consummation of such transaction by the Company shall not subject the participating Related Party or any of their respective Affiliates, or their respective officers, directors, managers, members or stockholders to liability to the Company or any Member for breach of fiduciary duty if (i) all of the material facts as to the agreement or transaction and the relationship between any such Related Party and the Company and the nature of any conflict of interest are disclosed or are known to Management PIH and Operating Company and (ii) both Management PIH and Operating Company approve or ratify such agreement or transaction.
     SECTION 6.10. Indebtedness; UBTI.
     (a) The Company’s business (which for this purpose shall include but not be limited to its investment in, or ownership of, any partnership, limited liability company or other entity) shall be conducted in a manner necessary to avoid the realization of any UBTI to any Member, or any of a Member’s direct or indirect members or participants, or the realization of income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were subject to the provisions of Sections 511 through 514 of the Code. Without limiting the generality of the foregoing, the Company will not, and no Member shall take any action to cause the Company to (i) incur any indebtedness other than (A) indebtedness that is incurred to acquire or improve real property within the meaning of Section 514(c)(9)(A) of the Code and that is not described in Section 514(c)(9)(B)(ii) of the Code, or (B) other indebtedness that will not give rise to UBTI to any Member, or any of a Member’s direct or indirect members or participants, or will not give rise to income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were subject to the provisions of Sections 511 through 514 of the Code, (ii) guarantee the obligations of others or (iii) incur any Member Nonrecourse Debt.
     (b) The Company shall not (i) enter into any lease with, or borrow any amounts for the acquisition or improvement of any property (or any portion thereof) from, any person described in Section 514(c)(9)(B)(iii) or (iv) of the Code; or (ii) enter into any lease or other arrangement with respect to any Company Assets or any portion thereof if such lease or arrangement would result in (1) the payment of rent or any other amount to the landlord which depends in whole or in part on the income or profits derived by any person (including, but not limited to, a tenant or a subtenant) from any portion of the Company Assets (other than an amount based upon a fixed percentage of the receipts or sales of the tenant and, if any, the subtenants), (2) an obligation of the landlord to furnish or render any service not customarily furnished or rendered in connection with the rental of space for occupancy, as determined under Section 512(b) of the Code and any applicable Treasury Regulations, including, but not limited to, services with respect to parking, or (3) any portion of the Company’s income (or loss) otherwise being UBTI. Notwithstanding anything to the contrary herein contained, Operating Company shall have the right to object to any proposed tenant lease or other arrangement if the same would result in any of the events set forth in clauses (1) — (3) of the immediately preceding sentence. In the event that Operating Company determines, in its sole reasonable judgment, that (A) as the result of any change in applicable statute, regulation or administrative or judicial interpretation thereof (including, without limitation, private letter rulings, technical advice memoranda and other similar pronouncements), any lease could cause the Company to generate UBTI or (B) any other arrangement entered into with respect to the Company Assets or any portion thereof could cause the Company to generate UBTI, the Members agree to use their best efforts to reform such lease or other arrangement, or to take any other action necessary or appropriate, to prevent the Company from generating any UBTI.
     SECTION 6.11. REOC Status. The Company shall conduct its affairs in such manner that the Company shall qualify as a “real estate operating company” (“REOC”) within the meaning of subsection (e) of Department of Labor regulations set forth at 29 C.F.R. Section 2510.3-101 or any successor to such regulation (the “Plan Asset Regulations”) and relevant authority interpreting the Plan Asset Regulations. In furtherance of the foregoing, the Company (i) shall, (A) on the date the Company first makes an investment (other than a short-term investment of funds pending long term commitment) (the “Initial Valuation Date”) and, (B) thereafter, on one day during each “annual valuation period” (as hereinafter defined), have at least fifty percent (50%) of its assets (valued at cost) invested in real estate which is managed or developed and with respect to which the Company has the right to substantially participate in the management or development activities to the extent required to maintain the Company’s status as a REOC under the Plan Asset Regulations, (ii) establishes an “annual valuation period” which shall be the 90-day period commencing on the first day of the month which includes the first anniversary or any subsequent anniversary of the Initial Valuation Date and (iii) in the ordinary course of its business shall engage, through its own employees or through independent contractors, in such real estate management or development activities with respect to its real estate investments to the extent required to maintain its status as a REOC. The Members consent and agree to take such actions as are necessary to maintain the Company’s REOC status and consent and agree to take no actions which could prevent the Company from maintaining its REOC status.
     SECTION 6.12. Debt Financing. The Company intends to obtain debt financing for the acquisition, development, redevelopment and construction of each New Investment (the “Company Loans”). The aggregate principal amount of the Company Loans shall be approximately equal to 65% of the total project costs for the New Investments. Each Company Loan shall be non-recourse to Management PIH.
ARTICLE VII
BOOKS AND RECORDS; RESERVES
     SECTION 7.1. Bank Accounts. Operating Company shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company as it shall deem necessary or desirable for the management and operation of the Company Assets and the conduct of Company business. An individual designated by Operating Company, from time to time, shall at all times be a designated signatory with respect to all Company bank accounts. The Company’s funds shall not be commingled with any other funds.
     SECTION 7.2. Books of Account; Audits/Access to Information.
     (a) The Company shall keep, and cause each property manager to keep, accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Company Assets on a modified accrual basis in accordance with fair market value and historical cost accounting principles generally accepted in the United States of America (such generally accepted accounting principles, “GAAP”). The books of account and records of the Company and the Company Assets shall at all times be maintained at the principal office of the Company. All such books of account and records may be inspected, copied and audited by any Member, its designees or representatives from time to time and upon reasonable prior notice at the office of the Company or other Person maintaining the same.
     (b) In addition to the annual audit by the Accountant, upon reasonable advance notice to Operating Company, any Member may, at its option and at its own expense, conduct audits of the books, records and accounts of the Company. The Company shall provide, or shall cause the applicable property managers to provide, the auditing Member’s appraisers, accountants and advisors with access to all information related to the value of the Company Assets and to the management personnel involved directly or indirectly in the affairs of the Company, and shall cause such personnel to cooperate fully with such Member or its designees, and to furnish information requested by it or its designees, as to the status of the affairs of the Company.
     SECTION 7.3. Reports.
     (a) The Company shall prepare and distribute, or cause each property manager to prepare and distribute, such reports and information to the Members as shall be reasonably requested by such Members in order to enable them to effectively manage their respective Company Interests and be fully informed about the affairs of the Company Assets and the Company. The reports and other information distributed to the Members pursuant to the preceding sentence shall include, without limitation, the appraisals referenced in Section 7.6 hereof. The Company shall furnish, or cause each property manager to furnish, at the Company’s or such property manager’s expense, monthly reports prepared on a modified accrual basis in accordance with fair market value GAAP for Operating Company showing monthly and year-to-date activity on or about the tenth (10th) day following the end of each Monthly Reporting Period (see Schedule C for reporting requirements). All reporting and budgeting shall be on a Fiscal Year basis. All reports shall be completed in hard copy format. In addition, the Company shall submit certain information in a format requested by Operating Company via diskette or electronically using Operating Company’s account numbers.
     (b) The Company shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Accountant. The Company shall use good faith efforts to cause the Accountant to submit a copy of the annual audited financial statements in accordance with fair market value GAAP to all Members as soon as reasonably possible after the end of the each Fiscal year. However, a copy of the annual audited financial statements shall be submitted promptly after completion to all Members, and not later than seventy-five (75) days after the end of each Fiscal Year.
     (c) The Company shall use or cause the property managers to use Management Reports, Inc. (“MRI”) property management software. Operating Company may require the Company or the property managers, as the case may be, to use another property management software, with the version and release number to be provided by Operating Company, if J.P. Morgan Investment Management Inc. requires such other property management software on a consistent basis for substantially all other properties for which J.P. Morgan Investment Management Inc. serves as asset manager. The modules required for implementation shall include, without limitation, general ledger, commercial management, accounts payable and distributed processing. Operating Company, in its sole discretion, may require modified version and release of the property management software. The database structure, system type and property number will be provided by Operating Company and will not be modified without the consent of Operating Company. Operating Company will provide the Company with a standard chart of accounts, tenant charge (billing) codes and report formats that are to be used unless otherwise agreed to in advance by Operating Company. The Company will submit or cause the property managers to submit to Operating Company on the twenty-fifth (25th) day of each month, [and to Management PIH on the tenth (10th) day of the next following month,] a monthly electronic download of selected financial and operational data, including general ledger information, using either the distributive processing function of MRI or data extract routines identified and/or provided by Operating Company. Operating Company and Management PIH reserve the right to periodically modify the foregoing software and reporting requirement at the Company’s expense so long as such expenses are reasonable, and otherwise, at the requesting party’s expense. The Company shall pay all costs and expenses of any outside consultants employed and the purchase of any computer software to assist in the conversion of its financial data from its property management software to MRI property management software. Operating Company will use good faith efforts not to make any changes to property-level financial information contained on the MRI property accounting system without the knowledge of the applicable property manager and Management PIH.
     (d) No later than one hundred twenty (120) days after the end of each Fiscal Year of the Company, the Company shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year. The Managing Member shall supervise the Accountant in the preparation of the Company’s tax returns.
     (e) Within one hundred twenty (120) days following the end of the Fiscal Year of the Company, the Company shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership tax return and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Tax Matters Member on behalf of the Company and co-signed by the Accountant as preparer.
     (f) Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Company under applicable tax law, shall be made by the Tax Matters Member. Upon the request of any Member in connection with the Transfer of all or part of such Member’s

Company Interest, the Company shall make an election under Code Section 754. The Tax Matters Member shall, on behalf of the Company, use best efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company and each Subsidiary Entity. The Tax Matters Member shall deliver to the other Members for their review and comment all federal, state and local income tax returns at least twenty (20) days prior to the filing thereof.
     (g) Management PIH shall make a protective election pursuant to Code Section 83(b) with respect to its Company Interest within thirty (30) days of the Effective Date. The Company and Management PIH agree to treat Management PIH as the tax owner of the interest in the Company held by Management PIH commencing on the Effective Date and agree that Management PIH shall take into account all tax items associated with such interest during the entire period Management PIH owns such interest. Neither the Company nor any of the Members shall claim a deduction for such interest, either at the Effective Date or when such interest becomes vested, unless required by a change in applicable law or pursuant to a final determination. The Members, intending to be legally bound, hereby authorize the Company to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form of as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Company transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Member is authorized and directed to execute and file the Safe Harbor Election on behalf of the Company and the Members. The Company and the Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. Notwithstanding the foregoing, the Company shall not be permitted to make any allocations that would result in its failing to satisfy the requirements of Code Section 514(c)(9)(E), including the requirement that the Company satisfy the “fractions rule” (within the meaning of Treasury Regulations Section 1.514(c)-2(b)(1)(i)) and that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II).
     (h) Upon the request of Management PIH, the Operating Company will cause SSPF to provide to Management PIH, promptly after they are available, the quarterly fund reports provided by SSPF to its investors.
     SECTION 7.4. The Accountant. The Company shall retain a “Big Four” or other independent certified public accounting firm selected by Operating Company to be the accountant and auditor for the Company (the “Accountant”). The fees and expenses of the Accountant shall be a Company expense. The initial Accountant shall be Deloitte & Touche LLP.

     SECTION 7.5. Tax Matters Member. Operating Company shall have full power and authority to act for the Company and the Members as “Tax Matters Member,” under Code Section 6231(a)(7), with all the rights and responsibilities of that position described in Code Sections 6222-32 and to act in any similar capacity under applicable state or local law. The Tax Matters Member shall take such action as may be reasonably necessary to constitute Management PIH a “notice partner” within the meaning of Code Section 6231(a)(8) or any similar capacity under applicable state or local law. The Tax Matters Member shall keep the other Members informed of the progress of any tax audits or examinations. If requested by Management PIH, the Tax Matters Member will request that the Accountant allow Management PIH’s accountants to review the Accountant’s audit and tax work papers. In no event shall the Tax Matters Member have any liability to Management PIH or any Affiliate of Management PIH on account of a refusal of any such request by the Accountant. The Tax Matters Member shall not extend the statute of limitations with respect to Company matters without the consent of the other Members. In addition, the Tax Matters Member shall not, without the consent of Management PIH (not be unreasonably withheld, conditioned or delayed), (i) enter into any settlement agreement that is binding on Management PIH with respect to any Company items allocated to or affecting Management PIH or (ii) file a petition under Section 6226(a) or Section 6228(a) of the Code with respect to any Company items allocated to or affecting Management PIH. The Company shall reimburse the Tax Matters Member for all unrelated third party costs and expenses, and any other costs and expenses, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5. The Company shall indemnify and hold harmless the Tax Matters Member from all unrelated third party claims, liabilities, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5.
     SECTION 7.6. Appraisals. Operating Company, on behalf of and at the expense of the Company, shall cause an independent appraiser to determine the appraised value of the Company Assets not more than one time per calendar year. Any appraiser so appointed shall furnish the Company and each of its Members with a written appraisal within forty-five (45) days after its appointment. All appraisals conducted for the Company shall be addressed to the Company and each of the Members. Such appraisal shall set forth the appraiser’s determination of the appraised value of the Company Assets. In making the appraisal of the Company Assets, the appraiser shall value the Company Assets unencumbered and shall assume that the improvements then situated on the Company Assets are the highest and best use to which the Company Assets can lawfully be put.
ARTICLE VIII
TRANSFER OF COMPANY INTERESTS
     SECTION 8.1. No Transfer. No Member may sell, assign, pledge, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, pledge, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of the other Member, which may be granted or withheld in the sole and absolute discretion of the other Member. In order to effectuate the purpose of this Section 8.1, each Member agrees that to the extent it desires that its Company Interest be at any time held by any other Person, such Member will Transfer its Company Interest, or part thereof, to such Person only through a direct Transfer in the manner contemplated in Article VIII, and that, except as expressly authorized in Section 8.2, no Transfer or other disposition of any stock, partnership, limited liability company or other beneficial interest in any Member or other such Person which holds any part of a Company Interest, will be effected, directly or indirectly, unless approved by all of the Members, provided that, notwithstanding anything to contrary contained in this Agreement, transfers of (i) units of participation in SSPF and (ii) Management Interests in Management PIH in accordance with Section 4.3 hereof shall be permitted. Any Transfer of any Company Interest in contravention of this Article VIII shall be null and void and shall be deemed a material breach of the terms of this Agreement, and the other Member shall have all the rights and remedies available under this Agreement and applicable law.
     SECTION 8.2. Succession by Operation of Law/Certain Permitted Transfers/Prorations/Cooperation.
     (a) Subject to Article VIII and Section 10.1, in the event of the merger, consolidation, dissolution or liquidation of any Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of all of the Members.
     (b) Notwithstanding anything in this Agreement to the contrary, any SSPF Entity holding an interest in Operating Company shall have the right, at any time, and without the requirement of Member consent, to Transfer all or any portion of such interest or any direct or indirect interest therein to any other SSPF Entity, provided that such Transfer is in accordance with the Operating Company LLC Agreement, and each such SSPF Entity shall, upon complying with the provisions of Section 8.3(d), become a Member hereunder.
     (c) If any Company Interest is Transferred pursuant to this Article VIII, except as otherwise expressly provided in this Article VIII, items of income and expense that would customarily be adjusted between a seller and purchaser of commercial real estate will be adjusted in accordance with local custom as of the date of such Transfer in the States in which the Company Assets are located.
     (d) If any Company Interest is Transferred or proposed to be Transferred pursuant to this Article VIII, the parties hereto agree to reasonably cooperate with each other in good faith to structure such Transfer to avoid or minimize transfer fees to lenders and any transfer, deed or similar taxes due in connection therewith and, if so desired, to avoid termination of the Company for Federal income tax purposes.
     SECTION 8.3. General Conditions Applicable to Transfers.
     (a) Notwithstanding anything in this Agreement to the contrary (including but not limited to any of the other sections of this Article VIII), in no event shall (i) any

Transfer be made, recognized or consented to by the Members or deemed effective unless such Transfer will not constitute or result in a material violation or default under any Key Document or (ii) a Company Interest be Transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Company.
     (b) In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any governmental entity or other third-party, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense.
     (c) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), each Member and each transferee of all or any part of a Company Interest, (i) shall at all times maintain an office or agency for the service of process in the United States of America, which shall also be its address for delivery of Notices hereunder or (ii) shall be a citizen or national of the United States.
     (d) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), no Transfer of all or any portion of any Member’s Company Interest shall be binding upon the other Member or the Company, and the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner thereof in all respects, unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to such other Member and the Company, (ii) the transferee shall have delivered to such other Member and the Company an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement, (iii) the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Company, (iv) the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the non-transferring Member in connection with such Transfer which are consistent with the other terms hereof and (v) the transferee shall have executed and delivered such other instruments or documents or shall have provided such information to the non-transferring Member as such non-transferring Member may reasonably require to assure itself that neither the transferee’s acquisition and holding of the Company Interest nor any transaction contemplated under this Agreement will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Upon compliance with the provisions of this Section 8.3(d), any Person who acquires a Company Interest in a transaction permitted by this Article VIII shall, unless otherwise provided in this Agreement, be admitted as a Member. Except as otherwise set forth herein, upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder after the date of the Transfer except that the transferor shall remain primarily liable for all accrued obligations

(as of the date of Transfer) of the transferor under this Agreement, notwithstanding any Transfer pursuant to this Article VIII.
     (e) Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Company in connection with any Transfer of a Company Interest and, if applicable, the admission of a Person or Entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to any transferee of a Company Interest becoming a Member, all Members hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such person or entity a Member of the Company.
     (f) If any Person acquires all or any part of the Company Interest of a Member in violation of this Article VIII whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Company Interest so acquired.
     SECTION 8.4. Bankruptcy or Dissolution of a Member. Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Member of any event which under the Delaware Act causes the Member to cease to be a member of a limited liability company (a “Withdrawal Event”), the Member affected by such Withdrawal Event shall, unless the other Member shall otherwise consent within ninety (90) days of such Withdrawal Event, be deemed to have withdrawn as a Member on the expiration of such ninety (90) day period. In the event that a Member is deemed to have withdrawn from the Company pursuant to this Section 8.4, then such Member (a “Withdrawn Member”) shall continue to have the rights of an assignee of its Company Interest which was not admitted as a Member and shall not be entitled to participate in the management of the Company or to vote, approve or consent to any matter for which the vote, approval or consent of any Members is required. Unless the Members (other than the Withdrawn Member) otherwise agree, the Company shall not terminate or dissolve upon the occurrence of a Bankruptcy Event or any other occurrence which under the Act causes a Member to cease to be a member of the Company. No Member shall withdraw or retire from the Company without the prior consent of the other Members, except in connection with a Transfer of its entire Company Interest in accordance with the terms of this Agreement. In furtherance of the foregoing, each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Company Interest upon such resignation and/or withdrawal pursuant to Section 18-604 of the Delaware Act, and such Member shall continue to hold its Company Interest in accordance with the provisions hereof.
ARTICLE IX
BROKERS
     SECTION 9.1. Brokers. Each Member represents and warrants to the other Member that it has not dealt with any real estate broker or finder in connection with the formation of the Company or the transactions contemplated herein. Each Member agrees to indemnify and hold harmless the other Member and the Company from and against any actions, claims or demands for any commissions or fees and all losses, costs and expenses (including reasonable attorneys’ fees) arising from a breach of the foregoing representation and warranty.
ARTICLE X
TERMINATION
     SECTION 10.1. Dissolution. Except as hereinafter provided to the contrary, the Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:
     (a) As approved by each of the Members in writing to dissolve;
     (b) At any time that there are no Members; provided that the Company shall not be dissolved if within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or
     (c) The occurrence of any event, other than those referred to in paragraph (b), which causes dissolution of a limited liability company under the Delaware Act, unless the Members agree to continue the Company pursuant to the Delaware Act.
     SECTION 10.2. Termination. Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
     (a) The Liquidating Trustee shall cause to be prepared (i) statements setting forth the assets and liabilities of the Company as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Members and (ii) a report in reasonable detail of the manner or disposition of assets.
     (b) The Company Assets shall be liquidated by the Liquidating Trustee as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Trustee may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the Company Assets if deemed necessary or appropriate to realize the fair market value of any such property or assets.
     (c) The proceeds of sale and all other Company Assets shall be applied and distributed as follows and in the following order of priority:
     (i) To the payment of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Company Assets, or any part thereof) and (y) the expenses of liquidation.

     (ii) To the setting up of any reserves which the Liquidating Trustee shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the commercially reasonable discretion of the Liquidating Trustee, be paid over to a national bank or national trust company selected by the Members and authorized to conduct business as an escrow agent to be held by such bank or trust company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided in clause (iii) below.
     (iii) The balance, if any, to the Members, in accordance with and to the extent of the Members’ ending positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including, without limitation, any allocations of Profits or Losses from any Capital Transactions causing or resulting in the dissolution and termination of the Company.
Distributions pursuant to the preceding clause (iii) shall be made by the end of the Fiscal Year during which the dissolution of the Company occurs (or, if later, within ninety (90) days of such dissolution). To the fullest extent permitted by applicable law, the Members hereby waive any rights to distributions under Section 18-604 of the Delaware Act.
     (d) The Liquidating Trustee shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.
     SECTION 10.3. Liquidating Trustee.
     (a) The term “Liquidating Trustee” shall mean the Person appointed by Operating Company for this express purpose, to the exclusion of the Members.
     (b) Without limiting the foregoing, the Liquidating Trustee shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Trustee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Trustee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.
     SECTION 10.4. No Redemption. Except as otherwise set forth herein, the Company may not acquire, by purchase, redemption or otherwise any Company Interest of any Member.
     SECTION 10.5. Governance. Notwithstanding a dissolution of the Company, until the termination of the business of the Company, the affairs of the Members, as such, shall continue to be governed by this Agreement. The Liquidating Trustee shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior to the dissolution of the Company, including but not limited to the consent requirements set forth herein of any such transaction. The Liquidating Trustee shall also be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Trustee if the Liquidating Trustee was acting as the Managing Member.
     SECTION 10.6. Return of Capital. No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of the Company Assets, other than as provided in this Agreement.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not materially increase any Member’s obligations hereunder or materially decrease any Member’s rights hereunder.
     SECTION 11.2. Notices. Except as set forth in Section 6.5, all notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided, provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if receipt of such delivery is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, Notices and other communications under this Agreement shall be addressed to the parties listed below as follows:
(i)	If to the Operating Company, to:
SSPF/CET OPERATING COMPANY LLC
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention:
Fax Number:
with a copy to:

c/o J.P. Morgan Investment Management Inc.
P.O. Box 5005
New York, New York 10163-5005
with a copy to:
Steven Moskowitz, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Fax Number: (212) 806-6006
(ii)	If to Management PIH, to:
[                                        ]
1750 H Street, N.W., Suite 500
Washington, D.C. 20006
Attention: OTC, III
Fax Number: (202) 303-3088
with a copy to:
Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
8405 Greenboro Drive, Suite 100
McLean, VA 22102
Attention: Colin J. Smith, Esq.
Fax Number: (703) 749-0479
     Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. Copies of all Notices required to be sent by a Member to the Company under the terms of this Agreement shall also be sent to each Member in accordance with the terms hereof.
     SECTION 11.3. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).
     SECTION 11.4. Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.
     SECTION 11.5. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

     SECTION 11.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.
     SECTION 11.7. Extension Not a Waiver. Except as otherwise expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
     SECTION 11.8. Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party. No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.
     SECTION 11.9. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
     SECTION 11.10. Consents. Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.
     SECTION 11.11. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
     SECTION 11.12. Consent to Jurisdiction. Any action, suit or proceeding in connection with this Agreement may be brought against any Member or the Company in a court of record of the State of New York, County of New York, or of the United States District Court for the Southern District of New York or the District of Columbia, each Member and the Company hereby consenting and submitting to the jurisdiction thereof. Nothing herein shall affect the right of any Member to commence legal proceedings or otherwise to proceed against any other Member or the Company in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each Member and the Company hereby waives trial by jury, and any claim that New

York County or the Southern District of New York or the District of Columbia is an inconvenient forum.
     SECTION 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.
     SECTION 11.14. Tax Characterization. The Members shall take all actions necessary to cause the Company to be treated at all times as a partnership for federal, state and, if applicable, local income tax purposes including, without limitation, (a) making all elections necessary for such purpose under any applicable Check The Box Regulations and (b) permitting the Company to admit another 1% Member in anticipation of the Payment Trigger Date, provided that the admittance of such Member does not adversely impact the economic rights of Management PIH.
     SECTION 11.15. Costs. The Company shall be responsible for each Member’s costs and expenses, including legal fees and other third party consultants, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     SECTION 11.16. Representations and Warranties; Covenants.
     (a) Operating Company represents and warrants as follows as of the Effective Date:
     (i) Operating Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (ii) The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of Operating Company, and shall constitute the legal, valid and binding obligations of Operating Company enforceable against Operating Company in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Operating Company in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.
     (iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Operating Company is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Operating Company, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Operating Company or its assets.
     (v) For purposes of the Investment Company Act of 1940, as amended, Operating Company is counted as one investor in the Company.
     (b) Management PIH represents and warrants as follows as of the Effective Date:
     (i) Management PIH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (ii) The execution and delivery of this Agreement and all other Transaction Documents required to be executed by Management PIH hereunder have been duly and validly authorized by all necessary actions of Management PIH and shall constitute the legal, valid and binding obligations of Management PIH enforceable against Management PIH in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Management PIH in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.
     (iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Management PIH is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Management PIH or by which Management PIH or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Management PIH or its assets.
     (v) The sole members of Management PIH are the Management Employees. True, correct and complete copies of the organizational documents of Management PIH have been delivered to Operating Company, and such organizational documents are in full force and effect on the Effective Date and will not be modified or amended in any material respect on or after the Effective

Date without the prior written consent of Operating Company, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Operating Company consent shall not be required for amendments to such organizational documents made to reflect the transfer of Management Interests in accordance with this Agreement.
     (vi) Management PIH has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     (vii) Management PIH has been formed for the sole purpose of (A) acquiring and holding its Company Interests and acting as a member of the Company, (B) granting and re-granting Management Interests to the Management Employees, (C) entering into and performing its obligations hereunder and with respect to the Management Interests, and (D) doing such other things necessary or incidental thereto.
     SECTION 11.17. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of the immediately succeeding sentence, no recourse shall be had for the payment of any loans or other payments due or for any other claim under this Agreement or based on the failure of performance or observance of any of the terms and conditions of this Agreement against any Member (for the avoidance of doubt, including Operating Company), any Affiliate of any Member or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of any of the aforesaid Persons or any of their respective assets other than such Member’s interest in the Company or the Company Assets to which such Member is entitled under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such Persons be personally liable for any contributions, loans, payments or claims, or personally liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies of the Company or any other Member with respect to such amounts and claims shall be against such interest in the Company and the Company Assets to which such Member is entitled and as otherwise expressly set forth in this Agreement, and that all such liability of the aforesaid Persons, except as expressly provided in this Section 11.17, is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the admission of each Member to the Company. Notwithstanding the terms of the immediately preceding sentence, nothing contained in this Agreement (including, without limitation, the provisions of this Section 11.17), (i) shall constitute a waiver of any obligation of a Member under this Agreement, (ii) shall be taken to prevent recourse to and the enforcement against such Member’s Company Interest and the Company Assets to which such Member is entitled for all of the respective liabilities, obligations, and undertakings of the aforesaid Persons contained in this Agreement, (iii) shall be taken to limit or restrict any action or proceeding against any of the aforesaid Persons which does not seek damages or a money judgment or does not seek to compel payment of money (or the performance of obligations which would require the payment of money) by any of the aforesaid Persons, or (iv) a waiver of any contractual obligations of any of the aforesaid Persons pursuant to contracts and agreement between any such Person, and the Company.

     SECTION 11.18. Company Name. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.
     SECTION 11.19. Ownership of Company Assets. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as Company property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.
     SECTION 11.20. Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.
     SECTION 11.21. Waiver of Partition. Except as otherwise expressly provided for in this Agreement, no Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any Company assets or property, and notwithstanding any provisions of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.
     SECTION 11.22. Calculation of Days. The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. When the date for performance of any monetary obligation of any Member falls on a non-business day, such obligation need not be performed until the next-following Business Day.
     SECTION 11.23. Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.
     SECTION 11.24. Securities. The Members acknowledge and agree that the limited liability company interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.
     SECTION 11.25. Prevailing Party Attorneys’ Fees. In the event of any dispute, contest, arbitration or litigation between the parties hereto, the prevailing party in such dispute, contest, arbitration or litigation shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultant’s fees and reasonable travel and lodging expenses, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the day and year first above written.

SSPF/CET OPERATING COMPANY LLC
a Delaware limited liability company

By:

	Name:	Oliver T. Carr, III
	Title:	President

[ ],
a Delaware limited liability company

By:

By:

Name:
Title:

EXHIBIT A
IRR / IRR AMOUNT
     This Exhibit describes the internal rate of return calculation contemplated by the limited liability company agreement of SSPF/CET PI LLC (the “Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part. Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in the Agreement.
     SECTION 1 CERTAIN DEFINITIONS.
     (i) “IRR” — Means that interest rate which, when used as a discount rate, causes the net present value of the cumulative distributions made to a Member to equal the net present value of the Capital Contributions made by such Member. For purposes of this definition, (i) net present value shall be determined using monthly compounding periods, and (ii) all Capital Contributions and distributions shall be taken into account on the actual dates such Capital Contributions and distributions are made.
     (ii) “IRR Amount” — Means for Operating Company, at any time, the amount necessary to distribute to Operating Company in order for Operating Company to have received the stated percentage IRR, computed based upon monthly compounding as of the first day of each month.
     SECTION 2 ASSUMPTIONS.
     For the purpose of determining the IRR and the IRR Amount:
     (a) Distributions. Net Proceeds of a Capital Transaction shall be deemed distributed upon the consummation of a Capital Transaction regardless of when such proceeds are actually distributed.
     (b) General and Administrative Expenses. The general and administrative expenses of the Company and Operating Company incurred during the initial twelve (12) months following the Effective Date shall be allocated (i) seventy-five (75%) percent to Operating Company and (ii) twenty-five (25%) percent to the Company. The general and administrative expenses of the Company and Operating Company incurred during each subsequent twelve (12) month period shall be allocated to the Company and Operating Company pro-rata based on the rentable square footages, as of the last day of such twelve (12) month period, of the assets and property of the Company and Operating Company, respectively, as determined by the Managing Member acting in good faith and after consultation with all members of the Managing Member.
     (c) Closing Costs. Closing costs, including, without limitation, legal fees, accounting fees, investment banking fees, costs associated with transfers or debt assumptions, real estate transfer taxes and signing bonuses to executives, of the acquisition of Columbia Equity Trust, Inc., Columbia Equity, L.P. and their respective subsidiaries shall be excluded from the Capital Contributions of the Operating Company for purposes of determining the 8% IRR Amount in Section 4.3(g) of the Agreement.
     SECTION 3 CALCULATION OF IRR.
     All IRR calculations shall be compounded monthly and calculated using the XIRR function in Microsoft Excel, in which the starting date shall be the date that the equity is invested and the ending date for any disposition shall be the earlier of (a) the date of such disposition or (b) the Valuation Date. An example of this calculation is attached hereto as Schedule E.

A-2

EXHIBIT B
FAIR MARKET VALUE DETERMINATION
     Unless the Members of the Company mutually agree otherwise, the Fair Market Value of the Company Assets shall be determined on the Valuation Date as follows:
     (i) Within ten (10) days after Management PIH notifies the Company of the Valuation Date, Operating Company and Management PIH shall negotiate in good faith to reach a mutual agreement on the Fair Market Value of the Company Assets. If no agreement is reached at the expiration of such ten (10) day period, each of Operating Company and Management PIH shall designate an appraiser by written notice to the other within three (3) Business Days following the expiration of such ten (10) day period, specifying in such notice the name and address of such appraiser. Each party shall cause its designated appraiser to appraise the Company Assets for the purpose of determining the Fair Market Value thereof in accordance with this Agreement. Each such determination shall be set forth in a narrative appraisal submitted to Management PIH and Operating Company not later than forty-five (45) days after such designation.
     (ii) If either party shall not have designated an appraiser within the three (3) Business Day period following the ten-day period described above, and if such party shall not designate an appraiser within an additional period of five (5) days after being given written notice reminding such party that the aforesaid ten-day period has expired and that such party has not designated an appraiser, then the determination of the Fair Market Value of the Company Assets by the appraiser designated by the other party shall be binding upon the parties. If each party shall have designated an appraiser as provided in this subsection (ii), but neither of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period, then such period of time shall be extended for successive periods of ten (10) days each until one or both appraisals have been submitted to both parties. If each party shall have designated an appraiser as provided in this subsection (ii), but only one of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period (as such period may have been extended pursuant to the immediately preceding sentence), then the determination of the Fair Market Value of the Company Assets by that appraiser shall be binding upon the parties.
     (iii) If the determinations of the Fair Market Value of the Company Assets by the aforesaid two appraisers do not differ by more than ten percent (10%) of the lower of the two determinations, then the arithmetic average of those two determinations shall be the Fair Market Value. Otherwise, the parties shall promptly direct the two appraisers to consult with one another for the purpose of jointly designating a third appraiser. If a third appraiser has not been so designated within five (5) days after such direction, then the parties shall request the designation of a third appraiser by the American Institute of Real Estate Appraisers (or any other organization which is successor to the American Institute of Real Estate Appraisers and mutually acceptable to Management PIH and Operating Company). The third appraiser shall not review the two narrative appraisals prepared by the other two appraisers unless and until such third appraiser has prepared its own narrative appraisal of the Fair Market Value of the Company.

The Fair Market Value shall be the arithmetic average of the Fair Market Value of the Company of the two appraisals which are closest together in amount.
     (iv) Each appraiser designated pursuant to this provision shall be a duly licensed appraiser in the applicable jurisdictions where Company Assets are located, shall be a certified member of the American Institute of Real Estate Appraisers (or any equivalent organization) and shall have at least ten (10) years continuous experience in appraising properties comparable to the Company Assets in the market area in which the Company Assets are located. The fees and expenses of the appraisers referred to herein shall be paid by the Company.
     (v) Each appraiser shall determine the Fair Market Value of the Company Assets to an all cash purchaser in an “arms length” transaction as of the date of determination. Each such determination shall consider such Company Assets as being free and clear of encumbrances, with due consideration for both the improvements existing on or forming a part of the Company Assets and the use of such Company Assets as commercial buildings.

B-2

SCHEDULE A
PROPERTY PORTFOLIO

	Ownership	Net Rentable
Property	Interest	Area	Address

101 Orchard Ridge	100.0%	102,396	101 Orchard Ridge Drive Gaithersburg, Maryland 20878

1025 Vermont Avenue	100.0%	114,801	1025 Vermont Avenue, NW Washington, D.C. 20005

14700 Lee Road	100.0%	84,652	14700 Lee Road Chantilly, Virginia 20151-1739

1741 Business Center Drive	100.0%	41,358	1741 Business Center Drive Reston, Virginia 20190

Fair Oaks	100.0%	126,949	11200,11202,11208,11216 Waples Mill Road Fairfax, Virginia 22030-7407

Greenbriar	100.0%	111,721	13135 Lee Jackson Highway Fairfax, Virginia 22033-1907

Loudoun Gateway IV	100.0%	102,987	22980 Indian Creek Drive Dulles, Virginia 20166

Meadows IV	100.0%	148,160	4795 Meadow Wood Lane Chantilly, Virginia 20151-2222

Oakton Corporate Center	100.0%	64,648	10467 White Granite Drive Oakton, Virginia 22124

Park Plaza II (Leasehold interest)	100.0%	126,229	2099 Gaither Road Rockville, Maryland 20850-4044

Patrick Henry Corporate Center	100.0%	98,883	12350 Jefferson Ave Newport News, VA 23602-6951

Sherwood Plaza	100.0%	92,960	9990 Lee Highway Fairfax, Virginia 22030-1704

King Street	50.0%	149,080	1800 Diagonal Road Alexandria, Virginia 22314-2840

Madison Place	50.0%	107,960	500 Montgomery Street Alexandria, Virginia 22314 – 1565

	Ownership	Net Rentable
Property	Interest	Area	Address

Barlow Building	40.0%	270,480	5454 Wisconsin Avenue Chevy Chase, Maryland 20815-6901

Georgetown Plaza (Leasehold interest)	40.0%	148,330	2233 Wisconsin Avenue, NW Washington, D.C. 20007

Atrium Building	37.0%	138,507	277 South Washington Street Alexandria, Virginia 22314-3646

Suffolk Building	36.5%	257,425	5611 Columbia Pike Falls Church, Virginia 22041-5051

Independence Center	14.7%	275,002	15036 Conference Center Drive Chantilly, Virginia 20151-3848

Independence Center II	8.1%	115,368	15040 Conference Center Drive Chantilly, Virginia 20151

Victory Point	10.0%	147,743	14200 Park Meadow Drive Chantilly, Virginia 20151-2219

1575 Eye Street	9.2%	210,372	1575 Eye Street, NW Washington, D.C. 20005-1105

Stafford Commerce Center (Contract Property)	100.0%	149,145	10,16,24 & 25 Center Street Stafford, VA 22554

SCHEDULE B
MANAGEMENT EMPLOYEES

Employee	Title
Oliver Carr	President & CEO
John Schissel	EVP & Chief Financial Officer
Clint Fisch	SVP Acquisitions
Christian Clifford	SVP Asset Management
John Novack	SVP Accounting
Ed Lash	SVP Construction
Ed Schulze	VP Finance
Matt Maccaroni	VP Asset Management
Paul Stromberg	VP Asset Management
Scott Nudelman	VP Acquisitions
David Chiconas (new hire)	VP Construction
Nicole Coates	Accounting Manager
Dominique Daschle	Admin/Marketing/Investor Relations
Carmen Jones	Admin/Technology
Proposed New Hire	Receptionist

SCHEDULE C
REPORTING REQUIREMENTS
(To be agreed to by Management and Operating
Company before the Effective Date)

SCHEDULE D
EXAMPLE OF PIH REDEMPTION PRICE
(See Attached)

SCHEDULE E
EXAMPLE OF IRR CALCULATION
(See Attached)